Filed Pursuant to Rule 424 (B) (2)
Registration No. 333-151980
Prospectus Supplement
(to Prospectus dated July 25, 2008)
27,825,000 Shares
Solutia Inc.
Common Stock
We are offering to sell 20,564,891 shares of our common stock and the selling stockholders identified in this prospectus supplement are offering 7,260,109 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. Our common stock is quoted on the New York Stock Exchange under the symbol “SOA.” The last reported sale price of our common stock on June 18, 2009 was $5.11 per share.
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$5.00	$139,125,000
Underwriting Discounts and Commissions	$0.20	$5,565,000
Proceeds to us (Before Expenses)	$4.80	$98,711,477
Proceeds to selling stockholders (Before Expenses)	$4.80	$34,848,523
Delivery of the shares of common stock is expected to be made on or about June 24, 2009. We have granted the underwriters an option for a period of 30 days to purchase an additional 4,173,750 shares of our common stock from us to cover overallotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $4,947,728 and the total proceeds to us, before expenses, will be $118,745,477.
Jefferies & Company
BB&T Capital Markets
Prospectus Supplement dated June 18, 2009

Prospectus Supplement
Accompanying Prospectus

About This Prospectus Supplement
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and adds, updates and changes information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process, under which we or our stockholders may offer shares of common stock from time to time.
This prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. We urge you to read carefully this prospectus supplement and the accompanying prospectus in their entirety, together with the information described under the headings “Incorporation by Reference of Certain Documents” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We, the selling stockholders and the underwriters have not authorized anyone to provide you with different or additional information. We, the selling stockholders and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference is accurate only as of its respective date or on the date which is specified in those documents. Our business, financial condition, results of operations and prospects may have changed since these dates.
Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 4,173,750 shares of common stock from us at the initial price to the public less the underwriting discounts and commissions for a period of 30 days following the date of this prospectus supplement.

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Prospectus Summary
This summary highlights information about us and the offering contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision, especially the information presented under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, and our consolidated financial statements which are incorporated by reference. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, “Solutia,” “the Company,” “we,” “our” and “us” refer to Solutia Inc., a Delaware corporation. In the discussion of our business in this prospectus supplement, “we,” “our” and “us” also refer to our subsidiaries.
Company History
We were formed in April 1997 by Pharmacia Corporation (“Pharmacia”), which was then known as Monsanto Company (“Old Monsanto”), to hold and operate substantially all of the assets and assume all of the liabilities of Old Monsanto’s historical chemicals business. Pharmacia spun Solutia off to Pharmacia’s stockholders and we became an independent company in September 1997 (the “Spinoff”). Pharmacia subsequently formed a new company, Monsanto Company (“Monsanto”), to hold its agricultural and seed businesses and spun Monsanto off to its stockholders as well. We voluntarily filed for Chapter 11 bankruptcy protection on December 17, 2003 in order to restructure our balance sheet and obtain relief from litigation, environmental remediation, and certain postretirement benefits and liabilities that we assumed at the time of the Spinoff. On October 15, 2007, we and 14 of our U.S. subsidiaries filed with the U.S. Bankruptcy Court for the Southern District of New York our fifth amended joint plan of reorganization and accompanying disclosure statement. The Bankruptcy Court approved the Disclosure Statement on October 19, 2007. On November 29, 2007, the Bankruptcy Court entered its Order Confirming our Fifth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code. We emerged from Chapter 11 proceedings on February 28, 2008.
Company Overview
We are a global manufacturer and marketer of high-performance chemical-based materials that are used across automotive, construction, industrial and consumer applications. We are characterized by our market leadership with all of our principal products commanding leading market positions. We participate in fast growing global markets with the majority of our revenues coming from markets outside of the United States. Our businesses are recognized as premium suppliers to a set of diversified markets and our track record of innovation, performance and service has resulted in a strong track record of revenue and earnings growth. To support our operations, we maintain a global footprint consisting of 27 manufacturing facilities, 6 technical centers and over 29 sales offices globally. We employ approximately 3,100 individuals around the world.

Segment Overview
We report our business in three segments: Saflex®, CPFilms, and Technical Specialties. The major products by reportable segment are as follows:

Reportable Segment	Products
Saflex	• SAFLEX® plastic interlayer
• Specialty intermediate Polyvinyl Butyral resin and plasticizer

CPFilms	• LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS® professional and retail window films
• Other enhanced polymer films for industrial customers

• CRYSTEX® insoluble sulphur
• SANTOFLEX® antidegradants
Technical Specialties	• SANTOCURE® and PERKACIT® primary and ultra accelerators
• THERMINOL® heat transfer fluids
• SKYDROL® aviation hydraulic fluids
• SKYKLEEN® brand of aviation solvents
Saflex®
Saflex® is the world’s largest producer of Polyvinyl Butyral (“PVB”) sheet, marketed under the brand name Saflex ® and used in the manufacture of laminated glass for automotive and architectural applications. PVB is an adhesive interlayer with high tensile strength, impact resistance, transparency and elasticity that make it particularly useful in the production of safety glass. Laminated safety glass is predominately produced with PVB sheet and is legislated in all industrialized countries for automobile windshields. Architectural laminated safety glass is widely used in the construction of modern office buildings, airports and residential homes. PVB sheet is also used as an encapsulant in the growing thin film solar cell market. In addition to PVB sheet, we manufacture specialty intermediate PVB resin products sold under the BUTVAR® brand, optical grade PVB resin and plasticizer.
CPFilms
CPFilms is one of the world’s largest manufacturers of custom-coated window films for aftermarket automotive and architectural applications. Our Llumar®, Vista® and Gila® brands of window films are used primarily for aftermarket automotive and architectural applications. Llumar® is marketed to the professional aftermarket, and Gila® is marketed to the do-it-yourself customer. Vista® window films are marketed solely for professional architectural applications. CPFilms also manufactures various films for use in tapes, automotive badging, optical and colored filters, shades, packaging, computer touch screens, electroluminescent displays, and cathode ray tube and flat-panel monitors.
Technical Specialties
Technical Specialties is our specialty chemicals segment, which includes the manufacture and sale of chemicals for the rubber industry, heat transfer fluids and aviation hydraulic fluids.

These chemicals help cure and protect rubber, impart desirable properties to cured rubber, increase durability, and lengthen product life. These products play an important role in the manufacture of tires and other rubber products such as belts, hoses, seals and footwear.
We manufacture more than 50 different products for the rubber chemicals industry that are classified into two main product groups: vulcanizing agents (principally insoluble sulfur) and rubber chemicals. Insoluble sulfur is a key vulcanizing agent manufactured predominantly for the tire industry. We are the world’s leading supplier of insoluble sulfur and go to market under the trade name of CRYSTEX®. We have three product groups within rubber chemicals: antidegradants, accelerators, and other rubber chemicals.
THERMINOL® heat transfer fluids are used for indirect heating or cooling of chemical processes in various types of industrial equipment and in solar energy power systems. The fluids provide enhanced pumping characteristics because they remain thermally stable at high and low temperatures.
SKYDROL® brand aviation hydraulic fluids and SKYKLEEN® brand aviation solvents are supplied across the aviation industry. The SKYDROL® line includes fire-resistant hydraulic fluids, which are used in more than half of the world’s commercial aircrafts.
Competitive Strengths
Market Leading Portfolio
Our product portfolio is comprised of a set of products that command leading positions, and which set the technical, performance and service standards for their markets. Crystex ® insoluble sulfur is the benchmark for the rubber industry and provides unparalleled performance to tire manufacturers in their production of radial tires. Likewise, Saflex® interlayers set both the service and performance standard for the glass industry by adding significant functionality to glass in the areas of security, safety, comfort and energy efficiency through its highly-valued interlayers. CPFilms is the only producer in its category with a complete suite of film technologies across the value chain. Therminol ® and Skydrol ® deliver innovation and unparalleled service to win leading positions in the process and aviation industries, respectively.
Diverse Geographic Mix
With approximately 74% of our sales originating outside of the United States, we have well-balanced participation in all world areas and we expect to participate significantly in the fast growing regions of Asia, Eastern Europe and South America. This diverse geographic mix provides a natural hedge against regional weakness and currency movements. We believe our Asian growth strategy has positioned us ahead of industry peers as well as major competitors across all markets.
Our global operations and sales offices allow us to efficiently serve our customers around the world and provide a natural hedge against regional weakness and currency movements. Saflex® operates seven manufacturing facilities, including what we believe is the world’s lowest cost PVB plant located in Ghent, Belgium. In addition, Saflex® has an increasingly global manufacturing presence with new and expanded plants in China, Belgium and Mexico. Saflex® has completed the expansion of PVB resin (the key ingredient to PVB sheet) capacity at Springfield, Massachusetts. Technical Specialties’ reach is global, supported by manufacturing facilities around the world. For example, Solutia operates seven Crystex® plants on four continents.
CPFilms operates a world scale manufacturing facility in Martinsville, Virginia, as well as smaller operations in California and the United Kingdom. The Martinsville facility houses all of the key component technologies for polyester film lamination, and we believe it is well positioned to serve the domestic and emerging markets for window film.
We have numerous regional sales offices located outside the U.S. that allow us to effectively serve the local markets in which we compete.
Premium Supplier Across Diverse Markets
Our portfolio, while weighted significantly toward the automotive industry, benefits from a strong replacement market exposure within the automotive industry. This balanced mix of aftermarket and original equipment manufacturer (OEM) sales allows us to offset severe market fluctuations and maintain pricing power. Overall, we believe more than 50% of our automotive exposure is in the replacement and aftermarket areas. The construction industry, our second largest market, is heavily weighted toward commercial construction. The commercial industry, comprised of highly sophisticated buyers, understands the significant benefits that our films and laminates bring to glass.
Businesses Positioned for Growth
Our Saflex® segment will continue to benefit from increased use of laminated safety glass by the architectural and automotive industries. End-user safety benefits, government regulations and safety codes are expected to continue to drive growth for Saflex® in architectural markets given increased concerns over damages from extreme weather conditions. In addition our Saflex® business is expected to continue to benefit from overseas growth, particularly in China, where we recently completed our PVB interlayer plant. JD Power and Associates has forecast that the Chinese auto market will grow at an annualized rate of 7% over the next decade. Saflex® is also rapidly developing its photovoltaic offerings to serve the thin film solar panel market. As energy demand and public policy drive the rapid adoption of renewable energy, the global market for thin-film solar panels is expected to grow at a rate of 25% per year.
Our CPFilms segment is positioned for growth in global markets where security and comfort including temperature control for both automotive and architectural applications are valued. We continue to target international markets, especially Asia and Eastern Europe. CPFilms is expected to benefit from improvements in its business model to better capture downstream value opportunities, as well as improve customers’ awareness of our products benefits for privacy and energy saving purposes.
Our Technical Specialties segment participates in a number of niche businesses that contribute to the diversification of our portfolio and help strengthen our cash flow due to strong margins. These businesses benefit from a host of unique market drivers. For example, we believe increased per capita wealth in the emerging markets and the subsequent mobilizations of these economies has resulted in strong demand for tires and in turn demand for Crystex® insoluble sulphur.
Global Trends Driving Above-Industry Growth
Throughout our businesses, specific market events are driving demand above those levels traditionally associated with the chemical industry. For example, architectural design trends favoring more glass and regulations mandating architectural safety glass are driving demand for our Saflex® architectural products. Increased wealth in the emerging markets and the subsequent mobilization of these economies has resulted in strong demand for automobiles, which is driving growth in both Saflex® automotive glass and the entire line of Flexsys rubber chemicals, especially Crystex® insoluble sulfur. Finally, security and energy efficiency awareness in emerging economies, coupled with our continued market development efforts, is yielding double digit growth in window film.

Another key trend driving growth is the global move toward renewable energy and a lower carbon footprint. Technical Specialties has a long history of supplying heat transfer fluids specially formulated for high temperature liquid phase applications in the concentrating solar power industry. We are also well positioned to participate across a range of emerging “green” technologies. For example, we have experienced rapidly growing sales of Saflex® PVB sheet for use as an encapsulant in amorphous thin film solar modules for solar farms, and are expanding our applications and related technologies. Additionally, CPFilms uses its unique technologies to provide transparent conductive coated materials for use in indoor building integrated photovoltaic systems and other applications.
Attractive Financial Profile
Despite the significant downturn in the global economies in the fourth quarter of 2008, we were able to generate growth due to our continued focus on appropriate pricing approaches given the value our products provide, investments into high growth opportunities, elimination of non-core product offerings or product offerings whose profile did not match that of a specialty chemical product, and continued focus on cost containment and cost reduction activities. Further, our strong margin profile has enabled us to generate significant cash flow. We have generated in excess of $100 million of cash from operations, after exclusion of reorganization items, discontinued operations and pension and other post-retirement obligation funding in 2006, 2007 and 2008, and in excess of $35 million in the first quarter of 2009.
Favorable Risk Profile
We participate downstream in the chemical value chain by selling a set of highly valued products produced from a set of relatively undifferentiated materials. We benefit from our global series of manufacturing sites and enjoy a very competitive supplier base.
With the sale of our Nylon business and resulting transformation into a pure-play specialty materials company, we no longer consume the type of raw materials that have experienced extreme price volatility and therefore we have significantly reduced our exposure to raw material volatility.
Strong and Experienced Management Team
Our senior management team guided us through our emergence from bankruptcy. The team consists of executives with long-term experience at our company or elsewhere, both within and outside the chemical industry. Our senior executives have an average of over 15 years of experience in the chemical or related process industries. Moreover, our senior management team is supported by business unit managers who have extensive experience within their respective industry segments.
Business Strategy and Financial Objectives
Expand High Margin, High Growth Global Businesses
We plan to grow our existing higher margin businesses through product development and prudent capital investments. We believe that we are well positioned to capitalize on global growth opportunities, especially in emerging markets.
With Saflex®, we intend to continue our leading market position and develop new geographic markets through our capacity expansions in China, Belgium and Mexico. Our manufacturing and product technologies will enable us to capture new market growth opportunities such as photovoltaics. Within photovoltaics, Saflex® is developing PVB applications to meet the specific requirements of the thin film solar market. We believe that our global commercial organization, market leading positions and local market knowledge will enable us to successfully take advantage of future market growth.

We believe opportunities for growth in our CPFilms businesses exist to a significant degree outside of the United States, particularly in China, Eastern Europe and other emerging markets. As a result, we are focusing our channels, category development and efforts in these geographic regions through increased investment in people and resources. CPFilms has launched window film products recently with new capabilities such as anti-graffiti and the ability to block wireless signal stealing devices. In addition, the Llumar® 8 mil product recently passed hurricane and bomb blast protection standards.
Our Technical Specialties businesses have an established presence in Asia. Therminol® has operations in Suzhou, China and is poised to capture growth in process fluids as manufacturing shifts to Asia. Skydrol® will focus on Asia to benefit from the growth in commercial aviation in the region. Our Flexsys rubber chemicals have established operations in Japan and Malaysia and will continue to benefit from the shift in tire manufacturing to Asia. Technical Specialties continues to introduce new formulations for Crystex®, Therminol® and Skydrol® that optimize our customers’ processes and strengthen our industry leading positions.
Continue to Improve our Cost Structure and Capital Efficiency
We will continue to focus on managing costs and capital efficiently. We expect to allocate growth capital only to high return projects and to efficiently manage working capital by maintaining inventory levels that are consistent with demand levels. For example, in 2008 we added capacity to our Belgium Saflex® plant, which will further reduce its manufacturing cost position and realize logistics savings by locating PVB supply closer to the growing markets. Our current CPFilms production facility in Martinsville, Virginia is world scale and houses all of the critical window film technologies in one location. We expect to further reduce costs in our CPFilms operations by streamlining distribution channels and implementing more efficient sales and operations planning.
Beginning in the late third quarter and early fourth quarter of 2008 we experienced a decline in our orders and revenues associated with the overall decreased level of global economic activity. Our management reacted quickly to implement a series of actions to address our cost structure and changed level of business. Actions taken included reduction of capital investments to maintenance levels, reductions in selling, general and administrative costs and the idling or shutdown of certain manufacturing plants. Structural changes affecting employees were also implemented including streamlining the senior management team, reducing our headcount and freezing salaries. In addition, we suspended our 401(k) matching program, reduced bonuses earned under our 2008 annual incentive plan and eliminated our incentive plan for 2009.
Recent Developments
Sale of Nylon Business
On June 1, 2009, we announced the sale of our Nylon business to an affiliate of SK Capital Partners II, L.P. The sale of our Nylon business represents the latest in a series of transactions which together have transformed us from an unfocused, North American commodity chemical producer to a highly focused premium margin, global specialty chemical company. For more information please see our Current Report on Form 8-K filed on June 3, 2009, which is incorporated herein by reference.
Issuance of Senior Unsecured Debt
On May 5, 2009, our 100% owned German subsidiary, Flexsys Verkauf GmbH, issued $74 million of senior unsecured term debt, due 2011, at a price of 95% of its original principal amount (the “Senior Term Loan”). Net proceeds of $66 million were used to pay down a portion of our senior secured asset based revolving credit facility.

Reaffirmation of Expected Results
For the first two months of the quarter ended June 30, 2009, we had net sales of $130 million and $131 million, respectively, income from continuing operations of $9 million and $6 million, respectively, and Adjusted EBITDA from continuing operations of $29 million (22.0% of net sales) and $29 million (22.4% of net sales), respectively.
After giving effect to the sale of our Nylon business on June 1, 2009, at May 31, 2009, the leverage ratio under our credit facility was 3.59, our indebtedness for borrowed money was $1.269 billion, and our liquidity (cash on hand plus available borrowings) was $145 million. The leverage ratio under the credit facility is required to be measured each fiscal quarter.
Based on the results of the first five months of 2009, we are reaffirming our previously announced full year 2009 Adjusted EBITDA from continuing operations of $325 million to $350 million. For this same period, we also expect to report depreciation and amortization between $100 million and $105 million, cash tax payments between $25 million and $30 million, cash interest expense payments between $95 million and $105 million, capital spending payments between $45 million to $50 million, and cash flow from operations less capital spending between $50 million to $100 million. The preceding forward-looking statements are based on management estimates, currently available information and assumptions which management believes to be reasonable. Our current operating premise is that the automotive and construction industries, particularly the domestic and European markets, will continue to experience minimal or negative growth in 2009. We expect lower volumes for the second and third quarters in 2009 versus comparable quarters of 2008. We believe we will experience an increase in volumes in the fourth quarter of 2009 compared the fourth quarter of 2008, principally due to the low volumes we experienced in the fourth quarter of 2008. We are premising modest volume recovery in the remaining quarters of 2009 versus first quarter results due to the completion of inventory de-stocking measures. Further, our guidance is premised upon our belief that the cost reduction and cost containment actions taken year to date to mitigate some of the impact of a weakened demand profile are maintained throughout the duration of 2009.
Forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management. We caution that these statements may not be indicative of future performance and we can provide no assurance that such targets will be achieved. Actual results may differ materially from those expressed or implied in the forward-looking statements. See “Forward-Looking Statements” and “Risk Factors.”
We define (i) EBITDA as earnings before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interest and reorganization items, net) and (ii) Adjusted EBITDA as EBITDA excluding gains and losses from unusual items including restructuring items, cost overhang associated with the recent sale of our Integrated Nylon business, and non-cash stock compensation expense, EBITDA and Adjusted EBITDA are not determined in accordance with generally accepted accounting principles in the United States (GAAP). The company believes that these non-GAAP financial measures are useful to investors because they allow investors to assess the company’s performance in the way that management and lenders do. Our debt covenants and certain management reporting are measured against certain of these non-GAAP financial measures. We are unable to reconcile our Adjusted EBITDA projections to comparable GAAP number because of the difficulty in predicting the future impact of certain adjustments that would be required such as, but not limited to, income taxes, depreciation and amortization, and net income attributable to non-controlling interest.

The following table reconciles Adjusted EBITDA from Continuing Operations to Income from Continuing Operations:

	One Month Ended	One Month Ended
	April 30, 2009	May 31, 2009
	(dollars in millions)
Income from Continuing Operations	$9	$6
Plus:
Income Tax Expense	1	3
Interest Expense	6	8
Depreciation and Amortization	8	9
Events affecting comparability, pre-tax:
Restructuring items	2	1
Non-cash Stock Compensation Expense	2	1
Nylon Cost Overhang	1	1

Adjusted EBITDA from Continuing Operations	$29	$29

Corporate Information
Our principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760 and our telephone number at that address is (314) 674-1000. Our principal website is located at http://www.solutia.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	20,564,891 shares, 24,738,641 if the underwriters exercise their overallotment option in full

Common stock offered by the selling stockholders	7,260,109 shares

Common stock to be outstanding after this offering	114,730,702 shares, 118,904,452 if the underwriters exercise their overallotment option in full

Use of proceeds	We intend to use the net proceeds from this offering to us to fully repay the Senior Term Loan, and for general corporate purposes. See “Use of Proceeds.” We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Dividend policy	Solutia has not paid any cash dividends on its common stock in its last two fiscal years or subsequent interim periods and does not expect to pay dividends for the foreseeable future. Currently, our senior secured facilities restrict the payment of dividends. In addition, the payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects, and any other factors our board of directors deem relevant.

New York Stock Exchange symbol	SOA

Risk Factors	See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Transfer Agent and Registrar	American Stock Transfer and Trust Company
The number of shares of common stock to be outstanding after this offering is based on 94,165,811 shares of common stock outstanding on June 18, 2009 (including 505,831 shares of restricted stock) and excludes the following:
•	2,520,749 shares of common stock issuable upon the exercise of outstanding stock options; and

•	4,481,250 shares of common stock issuable upon the exercise of outstanding warrants.

Risk Factors
Prospective purchasers of our common stock should carefully consider the information set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, together with all other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making an investment in our common stock.

Risk Factors
Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”
Risks Related to This Offering
Future issuances of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.
Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.
We, the selling stockholders and certain of our executive officers and directors have agreed with the underwriters, with limited exceptions, for a period of 75 days beginning on June 18, 2009, that we and they will not, without the prior written consent of Jefferies & Company, Inc., directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock. In addition, the selling stockholders have entered into a similar 75 day agreement with us requiring our consent, with limited exceptions, for the disposition of their shares. All of the shares sold in this offering will be freely transferable, except for any shares sold to our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or Securities Act. In addition, in connection with this offering, we have entered into a registration rights agreement with the selling stockholders pursuant to which we will file a shelf registration statement for the resale of that portion of the selling stockholders’ remaining holdings that would reduce their collective ownership to ten percent or less of the issued and outstanding shares of our common stock. See “Selling Stockholders.”
We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options or for other reasons, and to satisfy our funding obligations to our pension plans. We cannot predict the effect, if any, that future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.
The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and changes in government regulation or proposals relating to us. In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.
The issuance of additional stock will dilute all other stockholdings.
After this offering, we will have an aggregate of 8,067,709 shares of common stock authorized but unissued and not reserved for issuance, as of June 17, 2009, under our option and compensation plans and our outstanding warrants. Subject to certain volume limitations imposed by the New York Stock Exchange, we may issue all of these shares without any action or approval by our stockholders. Any additional shares issued in connection with the exercise of stock options, warrants or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.
The market price of our stock may be affected by low trading volume.
Our common stock has a relatively low average daily volume. The average daily trading volume during the 90 days prior to the offering was approximately 1,344,690 shares. Without a significantly larger average trading volume, our common stock will be less liquid than the common stock of companies with higher trading volume, as a result, the trading prices for our common stock may be more volatile.

Forward-Looking Statements
Certain statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements. In addition, the statements under “Prospectus Summary—Recent Developments” regarding full year 2009 results constitute forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 under “Risk Factors.” Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence. In addition, actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:
•	the market for Solutia’s securities and indebtedness;

•	Solutia’s ability to comply with the terms of Solutia’s financing facilities or to increase, extend or refinance the facilities;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	increased costs or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for Solutia’s products or a decline in Solutia’s market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability;

•	changes in pension and other post-retirement benefit plan assumptions;

•	Solutia’s ability to successfully implement all of the post-emergence aspects of Solutia’s plan of reorganization; and

•	Solutia’s ability to reduce Solutia’s overall leveraged position.
These forward-looking statements are expressly qualified in their entirety by this cautionary statement. These forward-looking statements are only made as of the date of this prospectus supplement and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

Use of Proceeds
We estimate that the net proceeds from this offering to us, after deducting the underwriting discounts and commissions and estimated offering expenses of approximately $150,000, will be approximately $98,561,477 (or approximately $118,595,477 if the underwriters exercise their overallotment option in full). We intend to use the net proceeds from this offering to us to fully repay the Senior Term Loan and for general corporate purposes.
Borrowings under the Senior Term Loan, due 2011, accrue interest, at our option, at LIBOR with a floor of 3.5% plus 8.5% or the prime rate, with a floor of 4.5% plus 7.5%. The net proceeds of the Senior Term Loan were used to pay down our senior secured asset revolving credit facility.
We will not receive any proceeds from the sale of shares by the selling stockholders.

Capitalization
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2009 on a historical basis and as adjusted as described below. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2009
	Historical	As Adjusted (1)	As Adjusted (2)
	(Dollars in millions)
Cash and cash equivalents	35	35	60

Debt:
Senior Secured Term Loan	1,185	1,185	1,185
Senior Secured Asset Based Revolving Credit Facility	137	71	71
Senior Term Loan (3)	—	71	—
Other Short-Term Debt	27	27	27

Total debt	1,349	1,354	1,283

Shareholders’ equity:
Preferred stock, $0.01 par value: 100,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value: Authorized 500,000,000 shares; 94,518,392 issued and 94,291,771 outstanding; and 115,083,283 issued and 114,856,662 outstanding as adjusted for this offering	1	1	1
Additional contributed capital	1,480	1,480	1,583
Accumulated other comprehensive income (loss)	(317)	(317)	(317)
Treasury shares, at cost: 226,621	(1)	(1)	(1)
Accumulated deficit	(827)	(827)	(827)

Total shareholders’ equity attributable to Solutia	336	336	439
Equity attributable to noncontrolling interest	6	6	6

Total shareholders’ equity	342	342	445

Total capitalization (4)	1,691	1,696	1,728

1.	As adjusted to give effect to the Senior Term Loan.

2.	As adjusted to give effect to (i) the application of the proceeds of the Senior Term Loan and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds.”

3.	On May 5, 2009, $74 million of senior unsecured term debt, due 2011, at a price of 95% of its original principal amount was issued by our 100% owned German subsidiary, Flexsys Verkauf GmbH.

4.	Total capitalization corresponds to total debt plus total shareholders’ equity.

Selling Stockholders
This offering includes the sale by the selling stockholders identified below of shares of our common stock acquired by the selling stockholders in connection with our emergence from Chapter 11 proceedings. The following table presents information with respect to the selling stockholders’ beneficial ownership of our common stock as of June 16, 2009, and the shares of common stock that each such selling stockholder is offering under this prospectus supplement. No selling stockholder has had, within the past three years, any position, office or material relationship with us or any of our predecessors or affiliates. In connection with this offering, the selling stockholders have agreed for a period not to exceed 75 days from the date hereof, subject to limited exceptions, not to sell shares of our common stock without our prior written consent and the prior written consent of the representative of the underwriters.
We have entered into a registration rights agreement with the selling stockholders pursuant to which we will file a shelf registration statement for the resale of that portion of the selling stockholders’ remaining holdings that would reduce their collective ownership to ten percent or less of the issued and outstanding shares of our common stock. The registration rights agreement will not grant the selling stockholders any demand or piggyback registration rights. We have agreed to pay for certain registration expenses incurred in connection with any registration statement filed in accordance with the terms of the registration rights agreement. We expect to file the registration statement within the 75 day lock-up period.

	Shares Beneficially			Shares Beneficially
	Owned Before Offering(1)			Owned After Offering(1)
		Percent	Number of
Name of Selling Stockholder	Number	of Class(2)	Shares Offered	Number	Percent of Class(3)

Harbinger Capital Partners Master Fund I, Ltd. (1)	13,207,885	14.0%	3,701,857	9,506,028	8.3%
Harbinger Capital Partners Special Situations Fund, L.P. (1)	10,672,543	11.3%	3,558,252	7,114,291	6.2%

(1)	The shares attributed to Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) may be deemed to be beneficially owned by (i) the Master Fund and (ii) Harbinger Capital Partners LLC (“Harbinger LLC”), as investment manager of the Master Fund, and each has shared voting and dispositive power as to the shares held by the Master Fund. The shares attributed to the Master Fund do not include 193,092 shares issuable upon exercise of the warrants held by the Master Fund. The shares attributed to Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) may be deemed to be beneficially owned by (i) the Special Situations Fund and (ii) Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), as general partner of the Special Situations Fund, and each has shared voting and dispositive power as to the shares held by the Special Fund. Additionally, the shares held by the selling stockholders may be deemed to be beneficially owned by (i) Harbinger Holdings, LLC (“Harbinger Holdings”), as managing member of each of Harbinger LLC and HCPSS, and (ii) Philip Falcone, as managing member of Harbinger Holdings and portfolio manager of each of the selling stockholders, and each has shared voting and dispositive power as to the shares held by the Master Fund and the Special Fund, constituting 25.4% of our common stock before the offering and 14.5% after the offering.

(2)	Calculated based on 94,165,811 shares of our common stock outstanding as of June 16, 2009.

(3)	Calculated based on 114,730,702 shares of our common stock to be outstanding after this offering.

Underwriting
Under the terms and subject to the conditions contained in an underwriting agreement, dated June 18, 2009, by and among the company, the selling stockholders and the underwriters named below, for whom Jefferies & Company, Inc. is acting as representative, the underwriters have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, the number of shares of common stock indicated below, of which 20,564,891 shares will be sold by us and 7,260,109 shares will be sold by the selling stockholders:

Number
Underwriters	of Shares
Jefferies & Company, Inc.	26,155,500
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	1,669,500

Total	27,825,000

The underwriters are offering the common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 4,173,750 additional shares of common stock at the same price as they are paying for the shares shown in the table above. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from us in approximately the same proportion as it purchased the shares in the table above.
Commission and Expenses
The underwriters have advised us and the selling stockholders that they propose to offer the common stock to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.12 per share. After the offering, the initial public offering price and concession may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us and the selling stockholders as set forth on the cover page of this prospectus supplement. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The following table shows the per share and total underwriting discounts and commissions payable to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Total
		Without	With Full
	Per	Exercise	Exercise
	Share	of Option	of Option
Discounts and commission paid by us	$0.20	$4,112,978	$4,947,728
Discounts and commission paid by the selling stockholders	$0.20	$1,452,022	—
We estimate expenses payable by us in connection with the offering of common stock, other than the underwriting discounts and commissions referred to above, will be approximately $150,000.
We have directed the underwriters to reserve up to 90,000 shares of common stock for sale to directors and officers to be purchased by them at the public offering price set forth on the cover of this prospectus supplement. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.
Indemnification
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Lock-up Agreements
Certain of our executive officers and directors have agreed, with limited exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons or common stock issuable upon exercise of options or warrants held by these persons and not to enter into any hedging transaction for a period of 75 days after the date of this prospectus supplement without the prior written consent of the representative. This consent may be given at any time without public notice. We have entered into a similar 75 day agreement with the underwriters. There are no agreements between the underwriters and any of these persons releasing them from these lock-up agreements prior to the expiration of the 75 day period.
The restrictions described in the immediately preceding paragraph to do not apply to: (i) the shares of common stock to be sold by us pursuant to this prospectus supplement, (ii) issuances of shares of common stock upon the exercise of existing options, warrants or a similar security or the conversion of a security outstanding on the date of this prospectus supplement, (iii) grants of options or stock under our benefits plans described in this prospectus supplement or the accompanying prospectus, (iv) issuances by us of up to 5,000,000 shares of common stock in connection with the acquisition of, a joint venture with or a merger with, another company, and the filing of a registration statement with respect thereto; provided that the recipient of such shares of common stock agrees to a similar restriction, (v) issuances by us, beginning on July 15, 2009, to satisfy our funding obligations to our pension plans, or (vi) transactions by any person other than us, relating to shares of our common stock or other securities acquired in the open market or other transactions after the completion of this offering.
The selling stockholders have agreed, with limited exceptions, not to directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock, or publicly announce their intention to do any of the foregoing, for a period of 75 days after the date of this prospectus supplement without the prior written consent of the representative. We have entered into a similar 75 day agreement with the selling stockholders.
The restrictions described in the immediately preceding paragraph to do not apply to: (i) the shares of common stock to be sold by the selling stockholders pursuant to this prospectus supplement, (ii) any bona-fide gift of the common stock by the selling stockholders, (iii) pledges by the selling stockholders of shares of common stock in favor of a lender or other similar financing source, (iv) distributions by the selling stockholders of the shares of common stock, options or warrants to acquire shares of common stock, or any security exchangeable or exercisable for or convertible into common stock to the limited partners, members or stockholders of the selling stockholders and (v) any transfer to an affiliate of the selling stockholders; provided, that in the case of any such transfer or distribution, each donee, distributee or transferee agrees to a similar restriction.
Listing
Our common stock is listed on the New York Stock Exchange under the trading symbol “SOA.”
Electronic Distribution
This prospectus supplement and the accompanying prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any underwriter is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us, the selling stockholders or the underwriters in their capacity as underwriters and should not be relied upon by investors.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares of common stock is completed, SEC rules may limit the underwriters from bidding for and purchasing shares.
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise make short sales of our common stock and may purchase our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. A “stabilizing bid” is a bid for or the purchase of common stock on behalf of the underwriters in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.
In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on the New York Stock Exchange in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
None of we, the selling stockholders or the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of we, the selling stockholders or the underwriters makes any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.
Affiliations
The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own accounts or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.
Legal Matters
The validity of our common stock offered in this offering and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York, and for the selling stockholders by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York and Ogier, Grand Cayman, Cayman Islands.
Incorporation by Reference of Certain Documents
We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made after the date of this prospectus supplement:
•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	our Registration Statement on Form 8-A filed on December 18, 2007; and

•	our Current Reports on Form 8-K filed on February 11, 2009, February 23, 2009, April 1, 2009, April 6, 2009, April 29, 2009, and June 3, 2009.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.solutia.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:
Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Attention: Investor Relations
Telephone: (314) 674-1000
Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus supplement any of the information included in our website.

PROSPECTUS

SOLUTIA INC.

Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants to Purchase Debt Securities, Warrants to Purchase Common Stock, Warrants to Purchase Preferred Stock, Warrants to Purchase Depositary Shares, Stock Purchase Contracts and Stock Purchase Units

We may offer from time to time, in one or more offerings, our debt and equity securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2008

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important information about Solutia Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at http://www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You may also obtain copies of the incorporated documents, without charge, upon written request to the office of our Corporate Secretary, 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt and equity securities described in this prospectus.

This prospectus provides you with a general description of the debt and equity securities we may offer. Each time we use this prospectus to offer debt and equity securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of our debt and equity securities, you should carefully read this prospectus and the applicable prospectus supplement. Together they give the specific terms of the debt and equity securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the debt and equity securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our debt and equity securities offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.solutia.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made on or after the date hereof and until termination of the offering to which this prospectus relates:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (as amended by Form 10-K/A filed on March 19, 2008);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	our Registration Statement on Form 8-A filed on December 18, 2007; and

•	our Current Reports on Form 8-K filed on January 14, 2008, March 4, 2008 (as amended on Form 8-K/A filed on March 10, 2008), March 5, 2008 (as amended on Form 8-K/A filed on March 7, 2008), March 14, 2008 (with respect to Item 5.02 only), May 23, 2008, May 27, 2008 and July 25, 2008.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-13255.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.solutia.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Attention: Investor Relations
Telephone: (314) 674-1000

Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus any of the information included in our website.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and the documents incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence. In addition, actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to

•	the market for Solutia’s securities and indebtedness;

•	Solutia’s ability to comply with the terms of Solutia’s financing facilities or to increase, extend or refinance the facilities;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	price increases or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for Solutia’s products or a decline in Solutia’s market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability;

•	changes in pension and other post-retirement benefit plan assumptions;

•	Solutia’s ability to successfully implement all of the post-emergence aspects of Solutia’s plan of reorganization; and

•	Solutia’s ability to reduce Solutia’s overall leveraged position.

These forward-looking statements are expressly qualified in their entirety by this cautionary statement. These forward-looking statements are only made as of the date hereof and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Solutia,” “we,” “our,” the “Company” and “us” refer to Solutia Inc., a Delaware corporation.

Our Company

Solutia, together with its subsidiaries, is a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications. Solutia was incorporated in Delaware in April 1997 to hold most of the chemical businesses of the former Monsanto Company, now known as Pharmacia Corporation (“Pharmacia”), a wholly owned subsidiary of Pfizer Inc. On September 1, 1997, Pharmacia spun off Solutia by distributing Solutia’s shares as a dividend to its stockholders. Solutia became an independent publicly held company as a result of the spinoff.

Solutia’s principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760, and its telephone number is (314) 674-1000. Our website is www.solutia.com. None of the information on our website is part of this prospectus.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and certain of our other filings with the SEC. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt and equity securities offered by this prospectus for the repayment of indebtedness (including our $400 million credit agreement dated February 28, 2008), to finance acquisitions or for general corporate and working capital purposes. We may invest the net proceeds temporarily or apply them to repay short-term or revolving debt until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Three-Months Ended			Fiscal Year Ended
	Successor	Predecessor
	March 1 to	January 1 to	Predecessor
	March 31,	February 29,	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2008	2007	2007	2006	2005	2004	2003

Ratios of earnings to fixed charges(1)	0.56x	72.48x	0.71x	0.47x	0.54x	0.10x	1.27x	1.86x

(1)	Earnings for the one-month ended March 31, 2008 would have to be $(1) million in order to achieve a one-to-one ratio.

For the purposes of the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense, which includes debt issuance costs, capitalized interest, and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest.

Because we have not issued any preferred stock to date, the ratio of earnings to fixed charges and preferred stock dividend requirements is identical to the ratio shown above.

DESCRIPTION OF DEBT SECURITIES

This section summarizes the terms that will generally apply to the debt securities we may offer. The prospectus supplement relating to any particular debt securities will contain most of the financial terms and other specific terms applicable to those securities. Those terms may vary from the terms described here. The prospectus supplement may also describe material federal income tax consequences of the particular securities. As used in this section, “we,” “us,” “our” and “Solutia” refer to Solutia Inc. and not to any of our subsidiaries.

The debt securities that we may issue will be direct, general obligations of Solutia that may be secured or unsecured. The debt securities may be fully and unconditionally guaranteed on a senior or subordinated basis, jointly and severally by one or more of our wholly-owned subsidiaries. We may issue either senior debt securities or subordinated debt securities. Our senior debt securities will rank equally with all other senior unsubordinated indebtedness of Solutia. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of the “senior debt” of Solutia, as described below under “Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any subordinated debt securities that we may offer.

As required by federal law for all bonds and notes publicly offered by companies, the debt securities will be issued under a document called an “indenture.” An indenture is a contract between us and a corporate trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf described under “Remedies If an Event of Default Occurs”. Second, the trustee performs administrative duties for us, such as sending your interest payments, transferring your securities to a new buyer if you sell and sending you notices.

We will issue any senior debt securities under a “senior debt indenture,” and any subordinated debt securities under a separate “subordinated debt indenture.” Each indenture will be between Solutia and a trustee that meets the requirements of the Trust Indenture Act of 1939. For purposes of the descriptions in this section, we may refer to the senior debt indenture and the subordinated debt indenture as an “indenture” or, collectively, as the “indentures.”

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

The prospectus supplement for any particular debt securities will indicate whether the debt securities are senior debt securities or subordinated debt securities and describe the specific terms of the debt securities. Because this summary and the summary in any prospectus supplement do not contain all of the information you might find useful, you should read the applicable indenture for provisions that may be important to you. The indentures are substantially identical, except that our covenants described in the second paragraph under “Consolidation, Merger or Sale of Assets” and under “Restrictive Covenants in Senior Debt Indenture” are included only in the senior debt indenture and the provisions relating to subordination described under “Subordination of Subordinated Debt Securities” are included only in the subordinated debt indenture. The forms of the indentures are exhibits to the registration statement. See “Where You Can Find More Information” to find out how you can obtain a copy of the registration statement.

Terms of Debt Securities to Be Included in the Prospectus Supplement

The prospectus supplement for any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of the debt securities of that series. These terms may include the following:

•	the title of the debt securities, whether they are senior debt securities or subordinated debt securities and, if subordinated, the terms of subordination;

•	the aggregate principal amount of the debt securities and any limit on that aggregate principal amount;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, and the date or dates from which the interest accrues;

•	the dates on which the interest, if any, is payable and the regular record dates for the interest payment dates;

•	the places where the principal of and any premium and any interest on the debt securities will be payable;

•	whether the offered debt securities are redeemable at our option and, if so, the redemption price or prices and other redemption terms and conditions;

•	whether we must redeem or purchase the offered debt securities according to any sinking fund or similar provision or at the option of the holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which, and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, in accordance with that obligation;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which debt securities of the series will be issuable;

•	if other than the principal amount, the portion of the principal amount payable if the maturity of the debt securities is accelerated;

•	whether any index, formula or other method will determine payments of principal or interest and the manner of determining the amount of the payments;

•	if other than U.S. dollars, the currency, currencies or currency units in which the principal of, or any premium or interest on, debt securities of the series will be payable;

•	if the principal or any premium or interest is to be payable, at the election of Solutia or the holder, in a currency or currencies other than that or those in which the debt securities are stated to be payable, the currency or currencies in which the payment may be elected to be payable and the periods within which, and the terms and conditions upon which, the election is to be made;

•	whether we have the right to defer payments of interest by extending the interest payment period and the duration of any permissible extension;

•	whether the provisions relating to defeasance and covenant defeasance described under “Defeasance and Covenant Defeasance” apply;

•	if the debt securities will be issued in whole or in part in the form of a book-entry debt security, as described under the heading “Book-Entry Securities”, the depositary for the debt securities and the terms and conditions, if any, upon which the book-entry debt securities may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	any addition to, or change in, the events of default described under “Remedies If an Event of Default Occurs”;

•	any addition to, or change in, the covenants in the indenture applicable to the debt securities;

•	if applicable, the terms of any right to convert or exchange the debt securities into common or preferred stock or depositary shares of Solutia;

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

•	if applicable, the terms of any guarantee of debt securities;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered; and

•	any other terms consistent with the applicable indenture.

We may issue some of the debt securities at a substantial discount below their principal amount as “original issue discount securities.” “Original issue discount securities” means that less than the entire principal amount of the securities will be payable upon declaration of acceleration of their maturity. The applicable prospectus supplement will describe any material federal income tax consequences and other considerations that apply to original issue discount securities.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate and debt securities issued as part of units consisting of debt securities and other securities may be sold or deemed to be sold at a discount below their stated principal amount. If Solutia has the right to defer interest with respect to any debt securities, the holders of these debt securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

To the extent provided in the subordinated debt indenture, the payment of the principal of, and any premium and interest on, any subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment to the prior payment in full of all our “senior debt,” as defined below. This means that in some circumstances, if we do not make payments on all of our debt obligations as they come due, the holders of our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on our senior debt before the holders of subordinated debt securities will be entitled to receive any amounts on the subordinated debt securities. These circumstances include:

•	our filing for bankruptcy or the occurrence of other events in bankruptcy, insolvency or similar proceedings;

•	any liquidation, dissolution or winding up of our company, or any assignment for the benefit of our creditors or marshaling of our assets; or

•	acceleration of the maturity of the subordinated debt securities. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default as described under “Remedies If an Event of Default Occurs”.

In addition, we are not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on any senior debt beyond any applicable grace period and do not cure that default, or if an event of default that permits the holders of any senior debt or a trustee on their behalf to accelerate the maturity of the senior debt occurs, or if any judicial proceeding is pending with respect to a payment default or event of default of this kind with respect to senior debt.

These subordination provisions mean that if we are insolvent, a holder of our senior debt may ultimately receive out of our assets more than a holder of the same amount of our subordinated debt.

“Senior debt” means the principal of, any premium and unpaid interest on all of our present and future:

•	indebtedness for money that we borrow;

•	obligations represented by our bonds, debentures, notes or similar instruments;

•	indebtedness incurred, assumed or guaranteed when we acquire any business, property or assets except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles;

•	obligations that we owe as a lessee under leases that generally accepted accounting principles require us to capitalize on our balance sheet;

•	reimbursement obligations under letters of credit relating to indebtedness or other obligations of the kind referred to in the four bullets above; and

•	obligations under our guarantees of the indebtedness or obligations of others of the kind referred to in the five bullets above.

Senior debt does not include any indebtedness that expressly states in the instrument creating or evidencing it that it is not superior in right of payment to the subordinated debt securities. Senior debt also does not include any subordinated debt securities.

The applicable prospectus supplement may further describe the provisions applicable to the subordination of the subordinated debt securities of a particular series. The applicable prospectus supplement will describe the approximate amount, on a recent date, of senior debt outstanding to which the subordinated debt securities of that series will be subordinated. Neither indenture limits the amount of senior debt we are permitted to have, and we may incur additional senior debt after the issuance of any subordinated debt securities.

Conversion or Exchange of Debt Securities

The applicable prospectus supplement will describe the terms, if any, on which a series of debt securities may be converted into or exchanged for Solutia common or preferred stock or depositary shares. These terms will include whether the conversion or exchange is mandatory, or is at Solutia’s option or the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price, any other terms related to conversion and any anti-dilution protections.

Consolidation, Merger or Sale of Assets

The indentures generally permit Solutia to consolidate with or merge into another company. They also permit us to sell substantially all our assets to another company. However, we may not take any of these actions unless the following conditions are met:

•	If we merge out of existence or sell our assets, the other company may not be organized under a foreign country’s laws. In other words, the other company must be a corporation, partnership, limited liability company or trust organized under U.S. state or federal law or the laws of the District of Columbia. In addition, the other company must agree to be legally responsible for the debt securities; and

•	The merger, sale of assets or other transaction must not cause a default on the debt securities. For purposes of this no-default test, a default would include any event of default described below under “Remedies If an Event of Default Occurs” that has occurred and is continuing. A default for this purpose would also include any event that would be an event of default if the requirement for giving us default notice or the requirement that the default had to exist for a specific period of time was disregarded.

If we merge out of existence or sell substantially all our assets, the surviving or acquiring entity will be substituted for Solutia in the indentures with the same effect as if it had been an original party to the indentures. After a merger or sale of substantially all our assets, the surviving or acquiring entity may exercise Solutia’s rights and powers under each indenture, and Solutia will be released from all its liabilities and obligations under the indenture and under the debt securities.

Modification and Waiver

Modification

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of All Holders.  First, there are changes that cannot be made to either indenture and the debt securities issued under that indenture without the approval of the holder of each debt security affected by the changes:

•	change the stated maturity of the principal of or interest on any debt security;

•	reduce any amounts due on any debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on any debt security;

•	impair the right of the holders to sue for payment;

•	impair any right that a holder of a debt security may have to exchange or convert the debt security for or into our common stock, preferred stock or depositary shares;

•	reduce the percentage of the securities of any series whose holders’ consent is needed to modify the indenture;

•	reduce the percentage of the securities of any series whose holders’ consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•	in the case of subordinated debt securities, modify the ranking or priority of the securities in a way that is adverse to the holders in any material respect; or

•	modify any aspect of the provisions dealing with modification and waiver of the indenture, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without consent of the holder of each affected debt security.

Changes Requiring Consent by the Holders of 50% of the Debt Securities of Each Affected Series.  The second type of change to either indenture and the debt securities issued under that indenture requires a vote in favor by holders owning more than 50% of the principal amount of the debt securities of each series affected by the change. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities in any material respect.

Changes Not Requiring Approval.  The third type of change does not require any consent by holders of the debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect and changes that affect only debt securities to be issued under the indenture after the changes take effect.

Waiver

A vote in favor by holders owning a majority of the principal amount of the debt securities of an affected series would be required for us to obtain a waiver of all or part of the restrictive covenants described below under “Restrictive Covenants in Senior Debt Indenture” or a waiver of a past default with respect to the series. However, we cannot obtain a waiver of a payment default or any other aspect of either indenture or the debt securities listed above under “Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder of securities affected by the change.

Rules Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, because, for example, it is based on an index, we will use a special rule described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding and will, therefore, not be eligible to vote if we have deposited or set aside in trust for the holders money for their payment or redemption. In addition, securities will not be eligible to vote if they have been fully defeased as described under “Defeasance and Covenant Defeasance — Full Defeasance”.

Also, securities that we or our affiliates own will not be considered outstanding. However, securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the trustee’s satisfaction the pledgee’s right to vote with respect to the securities and that the pledgee is not one of the persons referred to in the preceding sentence.

In certain circumstances, we or the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series of debt securities, that vote or action may be taken only if holders of the required percentage of outstanding debt securities vote within 90 days of the record date to approve taking the action.

Remedies If an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of any event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “Subordination of Subordinated Debt Securities”.

Each indenture defines an “event of default” with respect to the debt securities of any series to mean any of the following:

•	our failure to pay interest on a debt security of that series within 30 days after its due date;

•	our failure to pay the principal of, or any premium on, a debt security of that series at its due date, and continuance of that failure for a period of 30 days if the security became due by its terms as a result of a sinking fund provision;

•	our failure to deposit any sinking fund payment with respect to debt securities of that series within 30 days after it becomes due;

•	our failure to perform, or breach of, any other covenant or warranty of Solutia in the indenture with respect to debt securities of that series that continues for 90 days after a written notice to us by the applicable trustee or to us and the trustee by the holders of at least 25% of the principal amount of the outstanding debt securities of that series stating that we are in default;

•	our filing for bankruptcy or the occurrence of other specific events of bankruptcy, insolvency, or reorganization; and

•	the occurrence of any other event of default with respect to any debt securities of that series described in the prospectus supplement.

If an event of default applicable to any series of debt securities then outstanding occurs and continues, the applicable trustee or the holders of at least 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the entire principal of all the debt securities of that series to be due and payable immediately. If the event of default occurs because of specified events in bankruptcy, insolvency or reorganization relating to Solutia, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. Each of the situations described above is called a declaration of acceleration of maturity. Under certain circumstances, the holders of a majority of the principal amount of the securities of that series may cancel the declaration of acceleration of maturity and waive the past defaults.

For most defaults under either indenture with respect to any series of debt securities, the trustee will be required to give to the holders of the securities of the series notice of a default known to it within 90 days of the occurrence of the default. For these purposes, a default is defined as the occurrence of any of the events set forth in the events of default in the indenture, without any grace periods and regardless of notice. For defaults described in the fourth bullet from the top in this subsection, the trustee is not to give notice until at least 30 days after the occurrence of the default. The trustee may withhold notice of any default, except in the payment of principal or interest or any sinking fund installment, if it decides in good faith that withholding notice is in the interests of the holders.

Generally, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liabilities. This protection is called an “indemnity.” If they provide this indemnity, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee to exercise any other action permitted under the applicable indenture. The trustee may decline to act if the direction given is contrary to law or the applicable indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and is continuing;

•	The holders of not less than 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice, request and offer of indemnity; and

•	During those 60 days, the holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the relevant series.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Defeasance and Covenant Defeasance

The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities of a series (called “full defeasance”) on the 91st day after the date of the deposit referred to in the first bullet below if we satisfy the conditions below:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and U.S. government obligations or U.S. government agency obligations unconditionally guaranteed by the United States (or if the debt securities are in a foreign currency, foreign government securities in the same foreign currency) that will generate enough cash to pay principal and any premium and any interest on the debt securities on their various due dates.

•	There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

•	In the case of any subordinated debt securities, at the time of the deposit referred to above, no payment default on any senior debt may have occurred and be continuing, no acceleration of the maturity of any senior debt upon any event of default may have occurred and be continuing and no other event of default with respect to any senior debt may have occurred and be continuing permitting (after notice or lapse of time or both) the holders of the senior debt or a trustee on their behalf to accelerate the maturity of the senior debt.

•	We must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the above conditions and all other conditions to defeasance under the applicable indenture have been complied with.

If we ever fully defeased your debt securities, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If the debt securities are subordinated debt securities, their holders would be released from the subordination provisions described under “Subordination of Subordinated Debt Securities”.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to your debt security that may be described in your prospectus supplement. The release from these covenants is called “covenant defeasance.” In that event, you would lose the protection of these covenants, and any omission to comply with them would not constitute an event of default. You would, however, gain the protection of having money and securities set aside in trust to repay the debt securities. If the debt securities are subordinated, their holders would be released from the subordination provisions described above under “Subordination of Subordinated Debt Securities”. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and U.S. government obligations or U.S. government agency obligations unconditionally guaranteed by the United States (or if the debt securities are in a foreign currency, foreign government securities in the same foreign currency) that will generate enough cash to pay principal and any premium and any interest on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make that deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	In the case of any subordinated debt securities, at the time of the deposit referred to above, no payment default on any senior debt may have occurred and be continuing, no acceleration of the maturity of any senior debt upon any event of default may have occurred and be continuing and no other event of default with respect to any senior debt may have occurred and be continuing permitting (after notice or lapse of time or both) the holders of the senior debt or a trustee on their behalf to accelerate the maturity of the senior debt.

•	We must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the above conditions and all other conditions to defeasance under the applicable indenture have been complied with.

If we accomplish covenant defeasance with regard to your debt securities, the following provisions of the applicable indenture and the debt securities would no longer apply:

•	If your debt securities are senior debt securities, certain restrictions.

•	Any other covenants applicable to the series of debt securities described in the prospectus supplement.

•	The events of default relating to breach of covenants described above under “Remedies If an Event of Default Occurs”.

•	If the securities are subordinated, the subordination provisions of the debt securities described above under “Subordination of Subordinated Debt Securities”.

If we accomplish covenant defeasance, the holders of the debt securities could still look to us for repayment of those securities if there were a shortfall in the trust deposits. If a remaining event of default occurred and the debt securities became immediately due and payable, there could be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Legal Ownership

Street Name and Other Indirect Owners

Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold securities in street name, you should check with your own institution to find out:

•	How it handles securities payments and notices

•	Whether it imposes fees or charges.

•	How it would handle voting if ever required.

•	Whether and how you can instruct it to send you securities registered in your own name so you can be a holder as described below.

•	How it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold securities in street name or by other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of book-entry securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Book-Entry Securities

What is a Book-Entry Security?  A book-entry security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Owners”. If we choose to issue securities in the form of book-entry securities, the ultimate beneficial owners can only be indirect owners. We do this by requiring that the book-entry security be registered in the name of a financial institution we select and by requiring that the securities included in the book-entry security not be transferred to the name of any other holder unless the special circumstances described below occur. The financial institution that acts as the sole holder of the book-entry security is called the “depositary.” Any person wishing to own a security must do so indirectly by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of book-entry securities.

Special Investor Considerations for Book-Entry Securities.  As an indirect owner, an investor’s rights relating to a book-entry security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the book-entry security.

An investor should be aware that if securities are issued only in the form of book-entry securities:

•	The investor cannot get securities registered in his or her own name and cannot receive physical certificates for his or her interest in the securities, except in the special situations we describe below.

•	The investor will be a street name owner and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities. See “Street Name and Other Indirect Owners” for information about these procedures.

•	The investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The investor may not be able to pledge his or her interest in the securities in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the book-entry security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the book-entry security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a book-entry security be purchased or sold within its system using same-day funds and your broker or bank may require you to do so as well.

Special Situations When a Book-Entry Security Will Be Terminated

In a few special situations described below, a book-entry security will terminate and interests in it will be exchanged for physical certificates representing the securities it represented. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be holders. The rights of street name investors and holders in the securities are described under “Street Name and Other Indirect Owners” and “Registered Holders”.

The special situations for termination of a book-entry security are:

•	If the depositary notifies us that it is unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under applicable law, and we have not appointed a successor depositary within 90 days.

•	If we notify the trustee that we wish to terminate the book-entry security.

•	If an event of default on the securities has occurred and is continuing. Defaults are discussed above under “Remedies If an Event of Default Occurs”.

The prospectus supplement may also list additional situations for terminating a book-entry security that would apply only to the particular series of securities covered by the prospectus supplement.

If a book-entry security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the book-entry security will be registered and, therefore, who will be the holders of those securities.

Certificated Debt Securities

If we issue certificated debt securities, they will be registered in the name of the holder of the debt security. Holders may transfer or exchange these certificated debt securities without the payment of any service charge, other than any tax or other governmental charge, by contacting the trustee.

We will pay principal of, and any premium and interest on, certificated debt securities at designated places, or we may choose to make these payments by check mailed to the persons in whose names the debt securities are registered or by wire transfer to their accounts, on days specified in the prospectus supplement.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

About the Trustee and Paying Agent

The trustee under both the senior debt indenture and the subordinated debt indenture will be named when debt securities are issued.

If an event of default, or an event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, occurs, the trustee may be considered to have a conflicting interest with respect to the securities offered by this prospectus and any accompanying prospectus supplement, or with respect to the securities outstanding under that other indenture, for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the indenture under which the securities offered by this prospectus and any accompanying prospectus supplement will be issued, and we would be required to appoint a successor trustee.

At any time, the trustee under either indenture may resign or be removed by the holders of at least a majority in principal amount of any series of the outstanding debt securities of that indenture. If the trustee resigns, is removed or becomes incapable of acting as trustee, or if a vacancy occurs in the office of the trustee for any reason, a successor trustee will be appointed in accordance with the provisions of the indenture.

The trustee will act as paying agent for the debt securities unless a different paying agent is identified in any prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of Solutia’s certificate of incorporation and by-laws. This description also summarizes certain provisions of the DGCL.

Authorized Capital Stock

Solutia has the authority to issue a total of 600,000,000 shares of capital stock, which we refer to as Solutia capital stock, consisting of:

•	500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

•	100,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding Capital Stock

As of March 31, 2008, the following capital stock is issued and outstanding:

•	60,763,046 shares of Common Stock; and

•	no shares of preferred stock.

Rights and Preferences of Solutia Capital Stock

Common Stock

Voting Rights

All shares of our Common Stock have identical rights and privileges. Except as set forth in the next sentence, holders of shares of our Common Stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors. The backstop commitment agreement provides that certain backstop investors and their affiliates shall not be entitled to vote for the election of directors of Solutia from the effective date of the plan of reorganization; provided that this restriction does not apply to any shares of Common Stock after a sale or transfer by the backstop investors or their affiliates to a party not affiliated with any backstop investor or its affiliate and does not apply to certain claims or interests in respect of which certain backstop investors exercise voting rights due to financial, custodial, advisory or fiduciary relationships. On all matters to be voted on by holders of shares of our Common Stock, the holders will be entitled to one vote for each share of our Common Stock held of record, and will have no cumulative voting rights.

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our Common Stock are entitled to receive ratably dividends or other distributions when and if declared by Solutia’s board of directors. Solutia’s exit financing facility restricts the payment of dividends. In addition to such restriction, whether any future dividends are paid to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of our board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the DGCL to pay dividends. For a more complete description of the dividend rights of holders of shares of our preferred stock, see “Blank Check Preferred Stock” below. For a more complete description of our dividend policy, see “Dividend Policy.”

Liquidation Preference

In the event of a liquidation, dissolution or winding up of Solutia, after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, the remaining assets of Solutia will be distributed ratably to the holders of shares of our Common Stock. The rights, preferences and privileges of holders of shares of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Solutia may designate and issue in the future without stockholder approval.

Other Rights

Holders of our Common Stock do not have pre-emptive, subscription, redemption or conversion rights.

Blank Check Preferred Stock

Under the terms of the amended and restated certificate of incorporation, the Solutia board of directors will be authorized to issue from time to time up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If Solutia’s board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Solutia.

Anti-Takeover Effects of Provisions of the DGCL and Provisions in Our Amended and Restated Certificate of Incorporation and Bylaws

The DGCL contains, and our amended and restated certificate of incorporation and bylaws contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Solutia. In addition, provisions of our amended and restated certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Section 203

We are subject to Section 203 of the DGCL as our amended and restated certificate of incorporation does not provide otherwise. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Solutia and, accordingly, may discourage attempts to acquire Solutia.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our certificate of incorporation and bylaws, as amended and restated, provide for the following, which may have the effect of discouraging transactions that involve an actual or threatened change of control of Solutia.

Classified Board

The board of directors is divided into three classes, serving staggered three-year terms.

Removal of Directors; Vacancies

The amended and restated certificate of incorporation provides that sitting directors of Solutia may be removed only for cause by a vote of a majority of our stockholders entitled to vote generally in the election of directors, and any vacancy occurring on the board may be filled only by a majority of the directors then in office, even though less than a quorum.

No Written Consent of Stockholders

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors or holders of 35% of the total voting power of all the shares of Solutia entitled to vote generally in the election of directors. Business to be transacted at a special meeting will be limited by the amended and restated bylaws to the purpose or purposes stated in the notice of the meeting.

Advance Notice Requirement

Stockholders must provide timely notice when seeking to:

•	bring business before an annual meeting of stockholders;

•	bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or

•	nominate candidates for election at an annual meeting of stockholders.

To be timely, a stockholder’s notice must be received at our principal executive offices.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote at an election of directors, voting together as a single class, is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. The amended and restated certificate of incorporation provides that the following provisions, among others, in the amended and restated certificate of incorporation and amended and restated bylaws may be amended only upon the affirmative vote of the holders of 66 2/3% of the total voting power of all the shares of Solutia entitled to vote generally in the election of directors, voting as a single class:

•	the provision regarding Solutia’s classified board of directors;

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested in the board of directors, the chairman of the board and the holders of 35% of the total voting power of all the shares of Solutia entitled to vote generally in the election of directors;

•	provisions governing removal of directors and filling vacancies on the board;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only upon such a 66 2/3% supermajority vote.

In addition, subject to the foregoing, the amended and restated certificate of incorporation grants the board of directors the authority to amend and repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for Solutia’s Common Stock is American Stock Transfer & Trust Company.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the DGCL. In addition, our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of a director to Solutia for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Solutia or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

This registration statement may be used by selling stockholders who acquired shares of our common stock or securities exercisable into our common stock in connection with our emergence from Chapter 11 proceedings. Such selling stockholders, if any, will be identified in accordance with rules promulgated under the Securities Act of 1933, as amended.

DESCRIPTION OF PREFERRED STOCK

The following description summarizes the terms of the preferred stock that we may issue. The prospectus supplement for a particular series of preferred stock will describe the specific terms of that series. Because the description below and in any prospectus supplement does not contain all of the information you may find useful, you should read our amended and restated certificate of incorporation, the certificate of designations for the applicable series of preferred stock and our by-laws for all of the terms of the preferred stock. See “Where You Can Find More Information” beginning on page 2 to find out how you can obtain a copy of these documents.

Authority of the Board to Issue Preferred Stock

Our restated and amended certificate of incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and for such consideration as the board may fix from time to time. The board has the authority to fix, before the issuance of any shares of preferred stock of a particular series, the designation, powers, preferences and special rights of the shares of the series and the qualifications, limitations and restrictions on those powers, preferences and special rights. On the date of this prospectus, no shares of preferred stock were outstanding.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of Solutia’s affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of Solutia’s affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

The preferred stock of each series will rank senior to the common stock in priority of payment of dividends, and in the distribution of assets in the event of any liquidation, dissolution or winding up of Solutia, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action which the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Depositary Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock. Neither the depositary nor Solutia will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Solutia and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents they believe to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions stated in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated by reference in this prospectus from Solutia’s Current Report on Form 8-K filed on July 25, 2008, and the effectiveness of Solutia’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their report, which is incorporated by reference (which report expresses unqualified opinions and includes explanatory paragraphs referring to (i) Solutia’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, (ii) substantial doubt about Solutia’s ability to continue as a going concern, (iii) changes in accounting principles, and (iv) management’s exclusion of an acquired entity from its assessment of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

27,825,000 Shares
Common Stock

Prospectus Supplement

Jefferies & Company
BB&T Capital Markets
June 18, 2009